SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549
                   ________________________________
                              FORM S-8
                       REGISTRATION STATEMENT
                   UNDER THE SECURITIES ACT OF 1933

                      The Fairchild Corporation
                     _____________________________
        (Exact name of registrant as specified in its charter)

DELAWARE                                34-0728587
_________________________________________________________________
(State or other jurisdiction of         (IRS Employer
incorporation or organization)          Identification No.)

Suite 400, 45025 Aviation Drive, Dulles, VA  20166-7516
____________________________________________________________
             (Address of Principal Executive Offices)

                     1986 NON-QUALIFIED & INCENTIVE
             STOCK-OPTION PLAN OF THE FAIRCHILD CORPORATION

____________________________________________________________
(Full title of the Plan)

DONALD E. MILLER, ESQ.
Senior Vice President,
General Counsel and Secretary
The Fairchild Corporation
Suite 400
45025 Aviation Drive
Dulles, VA  20166-7516
____________________________________________________________
(Name and address of agent for service)

45025 Aviation Drive
Dulles, VA  20166-7516
____________________________________________________________
(Telephone number, including area code of agent for service)


The filing date of this document is August 21, 1998.



                  CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------
                             Proposed    Proposed
Title of                     Maximum     Maximum
Securities     Amount        Offering    Aggregate   Amount of
to be          to be         Price       Offering    Registration
Registered     Registered    Per Share   Price       Fee

Class A
Common Stock,  221,000
par value      shares        $18.21875  $4,026,344 $1,187.77
$0.10          (a)            (b)        (c)          (d)

-------------------
(a) The total number of shares of The Fairchild Corporation (the "Company") Class A Common Stock issuable under the 1986 Non-Qualified & Incentive Stock-Option Plan of The Fairchild Corporation ("the 1986 Plan") is 4,541,000. Registration Statements were previously filed for 4,320,000 shares of Class A Common Stock issuable under the 1986 Plan. This Registration Statement is for 221,000 shares of Class A Common Stock, which were approved for issuance under the 1986 Plan at the Company's 1997 Annual Meeting (held on November 20, 1997). This Registration Statement also relates to such indeterminate number of shares of additional Class A Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

(b) Represents the average of the high and low prices for The Fairchild Corporation Class A Common Stock, as reported on the consolidated system of the New York Stock Exchange on August 17, 1998 (a date five days within the filing date of this Registration Statement).

(c)  This amount is computed by multiplying 221,000 (a) times
     $18.21875 (b).

(d)  This amount is determined at the rate of $295 per $1 million
     (.0295%) of the aggregate offering price of $4,026,344 (c).
_________________________________________________________________

                CONTENTS OF REGISTRATION STATEMENT

This Registration Statement consists of:

(1)  PART 1:  Information Required in the Section 10(a)
               Prospectus.

(2)  PART 2:  Information Required in the Registration Statement.

(3)  PART 3:  Exhibits
_________________________________________________________________

                           PART 1
      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

This Registration Statement filed by The Fairchild Corporation, a
Delaware corporation (the "Company"), relates to the 1986 Non-
Qualified & Incentive Stock-Option Plan of The Fairchild
Corporation (the "1986 Plan"). The total number of shares of Class A Common Stock issuable under the 1986 Plan is 4,541,000.

The 1986 Plan was originally adopted as of April 9, 1986, authorizing the issuance of up to 4,320,000 shares of Class A
Common Stock. Registration Statements for such shares were previously filed by the Company.

The 1986 Plan was amended by the Board on September 11, 1997
(approved by the Shareholders on November 20, 1997), to increase the number of shares issuable under the 1986 Plan by 221,000 shares of Class A Common Stock. This Registration Statement relates to such 221,000 shares of Class A Common Stock.

Document(s) containing the information specified in Form S-8, Part I, Item 1, will be sent or given to participants in the 1986 Plan as specified by Rule 428(b)(1). In accordance with the instructions to Form S-8, such documents are not being filed with the Securities and Exchange Commission.

Item 2.  Registrant Information and Employee Plan Annual
          Information.

Participants in the 1986 Plan are entitled to obtain information about the 1986 Plan and about the Company, consistent with the requirements of Rule 428(b). The Company shall advise participants of the 1986 Plan, in writing, of the address for such information.
_________________________________________________________________

PART 2
       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange
Commission are incorporated herein by reference:

a. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997. (Amended on Form 10-K/A filed on
     December 15, 197, and Form 10-K/A2 filed on April 3, 1998.)

b-1 The Company's Quarterly Reports on Form 10-Q for the quarters ended: (i) March 29, 1998, (ii) September 30, 1997, and (iii) December 28, 1997 (as amended on Form 10-Q/A filed on April 3,
     1998).

b-2 The Company's Reports on Form 8-K or 8-K/A filed on the following dates: June 26, 1998 (incorporation of financial statements for Nacanco); June 26, 1998, May 7, 1998 and May 5, 1998 (revision of financial statements as a result of acquisition of Edwards & Lock Management Corp. d/b/a Special-T Fasteners); March 25, 1998 (reporting disposition of assets: shares of Shared Technologies Fairchild Inc.); March 12, 1998 (reporting acquisition of assets: Edwards & Lock Management Corp. d/b/a Special T Fasteners); January 12, 1998 (reporting disposition of assets: sale of Banner Hardware Group to AlliedSignal, Inc.); and December 8, 1997 (amended December 15, 1997) (incorporation of financial statements for Nacanco and Shared Technologies Fairchild Inc.).

b-3. All other reports filed by the Company with the Securities and Exchange Commission since June 30, 1997 pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

c. The description of the Company's Class A Common Stock contained in a Registration Statement on Form 8-A dated October 5, 1987, filed with the Securities and Exchange Commission pursuant to
     Section 12 of the Exchange Act.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold) shall be deemed incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filling of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the shares of Class A Common Stock covered by this Registration Statement has been passed upon for the Company by Foley, Hoag & Eliot.

Item 6.  Indemnification of Directors and Officers.

The Company's By-Laws provide for indemnification, to the extent permitted by Delaware General Corporation Law Section 145, of the Company's directors, officers, employees or agents ("Representatives") against expenses reasonably incurred by a Representative with respect to civil, criminal, administrative or investigative actions, suits or proceedings related to their functions as Company Representatives. As a condition to such indemnification, the Representative must have acted in good faith and in a manner reasonably believed to be in the best interests of the Company or not opposed to the best interests of the Company. As a condition to such indemnification in criminal actions, the Representative must have had no reasonable cause to believe his conduct was unlawful.

With respect to causes of action against a Representative by the Company or by a third party in the name of the Company (such as shareholder derivative suits) (collectively, "Company Suits"), the Company's By-Laws provide that no indemnification may be made for a Company Suit in which a Representative is adjudged to be liable for negligence or misconduct in the performance of his duties, unless the Delaware Court of Chancery or the Court in which the Company Suit was brought determines that despite such adjudication and in view of all the circumstances of the case, the Representative is fairly and reasonably entitled to such indemnity.

The Company has purchased directors' and officers' liability insurance covering certain liabilities incurred by the Company's officers and directors in connection with the performance of their duties.

Item 7.  Exemption for Registration Claimed:  NOT APPLICABLE

Item 8.  Exhibits.

4  Instruments defining the rights of security holders:

     (1) The Company's Restated Certificate of Incorporation is incorporated herein by reference to Exhibit C of the Company's Proxy Statement dated October 27, 1989

     (2) The Company's Amended and Restated By-Laws are incorporated herein by reference to Exhibit 3(b) of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

     (3) Specimen of Class A Common Stock Certificate is incorporated herein by reference to Exhibit 4(i) included in the Company's Registration Statement No. 33-15359 on
          Form S-2.

     (4)  1986 Non-Qualified and Incentive Stock Option Plan
          (Amended and Restated as of May 23, 1996), incorporated by reference to Exhibit A of Registrant's Proxy Statement dated October 7, 1996.

     (5)  Amendment dated as of September 11, 1997, to the 1986
          Non-Qualified and Incentive Stock Option Plan, incorporated by reference to Exhibit A of Registrant's
          Proxy Statement dated October 10, 1997.

5  Opinion re legality

     (1)  Opinion of Foley, Hoag & Eliot.* (* Filed Herewith)

23  Consents of Experts and Counsel

     (1) Consent of Arthur Andersen & Co., independent public accountants* (* Filed Herewith)

     (2) Consent of Foley, Hoag & Eliot(contained in the opinion of counsel filed as Exhibit 5(1) hereto).

24  Power of Attorney

     (1) Power of Attorney by members of the Company's Board of Directors regarding amendments to this Registration
          Statement, contained as part of the signatures to this Registration Statement.


Item 9.  Undertakings

(a)  The Company hereby undertakes:

     (1) To file, during any period in which offers or sales of the securities registered hereunder are being made, a post-effective amendment to this Registration Statement:

          (i)  To include any prospectus required by Section
               10(a)(3) of the Securities Act of 1933 (the
               "Securities Act").

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and
          (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions (including the indemnification provisions described in Item 6 of this Registration Statement), or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dulles, Commonwealth of Virginia, on August 21, 1998.

The Fairchild Corporation

By: ________/s/____________
     Colin M. Cohen,
     Senior Vice President and Chief Financial Officer


                       POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Colin M. Cohen and Donald E. Miller, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstituion, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereof, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities indicated on April 9, 1998.

Signature                Title
________/s/__________   Chairman of the Board
Jeffrey J. Steiner       Chief Executive Officer and President
                         (Principal Executive Officer)

________/s/__________    Director
Colin M. Cohen           Senior Vice President,
                         Chief Financial Officer and Controller
                         (Principal Financial Officer)


________/s/__________    Director
Michael T. Alcox

________/s/__________    Director
Melville R. Barlow

________/s/__________    Director
Mortimer M. Caplin

_No Signature________    Director
Phillip David

________/s/__________    Director
Robert E. Edwards

________/s/__________    Director
Harold J. Harris

________/s/__________    Director
Daniel Lebard

________/s/__________    Director
Jacques S. Moskovic

________/s/__________    Director
Herbert S. Richey

________/s/__________    Director
Moshe Sanbar

________/s/__________    Director
Robert A. Sharpe, II

________/s/__________    Director
Eric I. Steiner


PART III  --  EXHIBITS

                          EXHIBIT INDEX

Exhibit No.                                               Page

4(1)      The Company's Restated Certificate
          of Incorporation(and amendments thereto)     Footnote 1

4(2)      The Company's Amended and Restated By-Laws   Footnote 2

4(3)      Specimen of Definitive
          Class A Common Stock Certificate             Footnote 3

4(4)      1986 Non-Qualified and Incentive
          Stock Option Plan
          (Amended and Restated as of May 23, 1996)    Footnote 4

4(5)      Amendment dated as of September 11, 1997
          to the 1986 Non-Qualified and Incentive
          Stock Option Plan                            Footnote 5

5(1)      Opinion of Foley, Hoag & Eliot.                 14

23(1)     Consent of Arthur Andersen & Co.                16

23(2)     Consent Foley, Hoag & Eliot                  Footnote 6

24(1)     Power of Attorney                            Footnote 7
----------------------
Footnotes

1.        Incorporated by reference to Exhibit C of the Company's
          Proxy Statement dated October 27, 1989.

2. Incorporated by reference to Exhibit 3(b) of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

3. Incorporated by reference to Exhibit 4(i) included in the Company's Registration Statement No. 33-15359 on Form S-2.

4.        Incorporated by reference to Exhibit A of Registrant's
          Proxy Statement dated October 7, 1996.

5.        Incorporated by reference to Exhibit A of Registrant's
          Proxy Statement dated October 10, 1997.

6.        Included in Exhibit (5)1.

7.        Contained as part of the signatures to this Registration
          Statement.
Exhibit 5(1)

Opinion of Foley, Hoag & Eliot LLP

August 21, 1998

The Fairchild Corporation
45025 Aviation Drive, Suite 400
Dulles, VA  20166-7516

Re:  The Fairchild Corporation

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today with the Securities and Exchange Commission by The Fairchild Corporation, a Delaware corporation (the "Company"), relating to 221,000 shares of the Company's Class A Common Stock, $0.10 par value (the "Class A Common Stock") issuable pursuant to the 1986 Non-Qualified & Incentive Stock Option Plan of The Fairchild Corporation (hereinafter, the "Plan"). Such 221,000 shares of Class A Common Stock were made available for issuance under the Plan pursuant to an Amendment to the Plan dated as of September 11, 1997 (the "1997 Amendment"), which increased the number of shares of Class A Common Stock issuable under the Plan from 4,320,000 shares to 4,541,000 shares.

We are familiar with the Company's Restated Certificate of Incorporation and its Amended and Restated By-Laws. We are also familiar with the records of all meetings and consents of its Board of Directors and of its stockholders relating to the approval of the 1997 Amendment and the authorization for the filing of the S-8 Registration Statement. We have examined and relied upon a Certificate of the Secretary of the Company of even date herewith and such other records and documents as we deemed necessary or appropriate for purposes of rendering this opinion.

Based upon the foregoing, we are of the opinion that (a) the Company has corporate power adequate for the issuance in the manner set forth in the S-8 Registration Statement of the 221,000 shares of its Class A Common Stock to be issued pursuant to the Plan and offered pursuant to the S-8 Registration Statement, (b) the Company has taken all necessary corporate action required to authorize the issuance under the Plan of such 221,000 shares and (c) upon the issuance of such shares pursuant to the Plan, such shares will be validly and legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as part of the S-8 Registration Statement.

Very truly yours,

FOLEY, HOAG & ELIOT LLP

1615 L Street, N.W., Suite 850
Washington, D.C.  20036
Exhibit 23(1)

  Consent of Independent Public Accountants

  As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 registration statement of our report dated September 5, 1997 (except with the matters discussed in Note 24 to the consolidated statements, as to which the date is February 28, 1998) related to the consolidated financial statements of The Fairchild Corporation and Subsidiaries included in The Fairchild Corporation's Form 10K-A2 filed on April 3, 1998, and to all references to our Firm included in this Form S-8 registration statement to register 221,000 Class A Shares of Common Stock Issuable Under the 1986 Non-Qualified & Incentive Stock Option Plan of The Fairchild Corporation.

  ARTHUR ANDERSEN LLP

  Washington, D.C.
  August 20, 1998